Exhibit 4(c)3

Access and Indemnity Deed

[Date]

Dated:

BETWEEN:	WESTPAC BANKING CORPORATION ABN 33 007 457 141 of 275 Kent Street, Sydney NSW 2000 (the “company”)

AND:	[insert name] (“Director”)

ACCESS AND INDEMNITY DEED

DATED:

BETWEEN:	WESTPAC BANKING CORPORATION ABN 33 007 457 141 of 275 Kent Street, Sydney NSW 2000 (the “company”)

AND:	[insert name of director] (“Director”)

RECITALS

A.	The Director is a director of the company.

B.

It is a condition of the Director agreeing to act or to continue to act as a director of the company that the company formally indemnify the Director and grant the Director access to Board Papers and to provide other benefits on the terms of this deed.

C.

The company considers it reasonable in the circumstances and in the best interests of the Company to so indemnify the Director and to grant the Director access to Board Papers and to provide, as and when necessary, the other benefits under this deed when the necessary conditions set out in this deed are satisfied.

OPERATIVE PROVISIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this deed, unless a contrary intention appears:

“Access Period” means the period commencing on the date of this deed and ending on the seventh anniversary of the date on which the Director ceases to hold office as a director of the company.

“Act” means any actual or alleged act, error, statement, misstatement, misleading statement, omission, neglect or breach of duty made, committed or attempted by the Director (either alone or jointly with one or more other persons) relating to, involving, arising out of or in any way connected to the conduct of the Director as a director of the company or any Related Body Corporate of the company.

“Board Papers” means all information in tangible form provided to the Director during the Director’s period in office including board papers, submissions, minutes, letters, memoranda, board committee and sub-committee papers and other documents, or copies thereof, provided to the Director that are referred to in any of those documents during the time that the Director is a director of the company.

“Business Day” means any day other than Saturday, Sunday or public holiday on which Australian banks are open for business in Sydney, New South Wales.

“Business Hours” means the hours between 9.00am and 5.00pm, on a Business Day.

“Claim” means any legal proceedings (whether civil or criminal), any administrative proceedings, any arbitral proceedings, any mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceedings) or any investigation or inquiry by any Regulatory Authority or External Administrator relating to, involving, arising out of or in any way connected with any Act, or any written or oral threat, complaint or demand that might reasonably result in the Director apprehending that any such proceedings, investigation or inquiry might be initiated.

“Constitution” means the constitution of the company in force from time to time.

“Director’s Adviser” means a person or firm engaged by the Director to give legal advice to the Director.

“External Administrator” means a liquidator, provisional liquidator or controller or an administrator.

“Permitted Purposes” means:

(a) use in relation to a Claim:

(i) to which the Director is subject or a party; or

(ii) that the Director proposes in good faith to bring; or

(iii) that the Director has reason to believe will be brought against the Director (but not necessarily solely against the Director); or

(b) such other purpose determined by the board of directors of the company in their discretion as being in the best interests of the company.

“Privileged Documents” means any Board Papers in respect of which legal professional privilege applies solely in favour of the company, jointly in favour of the company and the Director or, as the case may be, jointly in favour of the Director and one or more other directors of the company.

“Regulatory Authority” means the Australian Securities and Investments Commission, the Australian Prudential Regulation Authority, a department of any Australian government, a public authority, or an instrumentality or agency of the Crown in right of the Commonwealth, in right of a State or in right of a Territory or the equivalent of any of them in any other jurisdiction.

“Related Body Corporate” has the meaning given to that expression in section 9 of the Corporations Act 2001(Cth).

1.2	Interpretation

Headings are for convenience only and do not affect interpretation. The following rules of interpretation apply unless the context requires otherwise:

(a) the singular includes the plural and conversely;

(b) a gender includes all genders;

(c) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)

a reference to a person includes a body corporate, an unincorporated body or other entity and conversely and, in the case of a natural person, includes a reference to that person’s personal representatives, executors, administrators and successors;

(e)

a reference to a clause, paragraph, schedule or annexure is to a clause of, a paragraph of, a schedule to or an annexure to, this deed and a reference to this deed includes any schedules and annexures;

(f)	a reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this deed;

(g)

a reference to any legislation or to any provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it;

(h)	a reference to a specific time for the performance of an obligation is a reference to that time in the State, Territory or other place where that obligation is to be performed;

(i)	a reference to writing includes typewriting, printing, lithography, photography and any other method of representing or reproducing words, figures or symbols in a permanent and visible form;

(j)	mentioning anything after include, includes or including does not limit what else might be included;

(k)

where the day on or by which any sum is payable under this deed or any act, matter or thing is to be done is a day other than a Business Day such sum shall be paid and such act, matter or thing shall be done on the next succeeding Business Day;

(l)	a word or phrase defined in the Corporations Act 2001(Cth) has the same meaning when used in this deed;

(m)

a reference to an article of the Constitution is a reference to that article as at the date of this deed and includes any variation of or amendment to that article and any provision in substitution of that article ; and

(n)

any reference to the Director ceasing to hold office shall be construed as not including any retirement of the Director if, being eligible and offering himself or herself for re-election, the Director is re-elected at the annual general meeting at which the Director retired in accordance with the Constitution.

2.	ACCESS UNDERTAKING

2.1	The company agrees that:

(a)

it will maintain, at the registered office of the company or at such other place as may be notified in writing to the Director, a copy of a complete set of Board Papers in chronological order, on behalf of all present and future directors of the company, in suitable secure custody;

(b)

subject to this deed, the Director or any Director’s Adviser will, during Business Hours, be entitled to access the Board Papers upon request by the Director and there will be made available to the Director upon request, a copy of any of those Board Papers;

(c)

if any Board Paper to which the Director requires access or a copy is a Privileged Document, the company will notify the Director that the privilege exists and of the general nature of acts or omissions that could cause that privilege to be waived, extinguished or otherwise lost;

(d)

if, before the end of the Access Period, a Regulatory Authority or External Administrator commences any investigation or inquiry into events that occurred in relation to the company or any Related Body Corporate of the company whilst the Director held office, the company agrees to retain the Board Papers until:

(i) the end of the Access Period;

(ii) the company becomes aware or is notified by the Regulatory Authority or External Administrator that the investigation or inquiry has been concluded;

(iii)          if there is any Claim following, or otherwise relating to, the investigation or inquiry or any subject matter of the investigation, the company is aware or notified of the adjudication, settlement or compromise of that Claim, whichever is the latest to occur;

(e)	subject to this deed, the Director will be entitled, upon request, to:

(i) access the Board Papers kept in accordance with this clause 2; and

(ii) have made available to him or her, at no cost, a copy of any such Board Papers;

(f)	if:

(i) the Director requests in writing, giving reasons for the request, that the company retain the Board Papers for a specified period in excess of the Access Period; and

(ii) the company’s board of directors considers, having regard to the reasons given by the Director, that the request is reasonable and in the best interests of the company to do so,

The company will retain the Board Papers for an additional period in excess of the Access Period (which additional period will be determined by the board of directors of the company in its absolute discretion), whether or not the Director is still a director of the company at the time the request is made;

(g)

subject to this deed, if the company accedes to a request under paragraph (f), the Director will be entitled to access the Board Papers retained in accordance with that paragraph upon request and there will be made available to the Director upon request, at no cost, a copy of any of those Board Papers;

(h)	the entitlements of the Director referred to in paragraphs (b), (e), (f) and (g):

	(i)	will exist even if at the time of the request, the Director is no longer a director of the company, but will cease upon expiry of the later of:

		(A)	the last day of the Access Period; or

		(B)	the last day of the additional period determined in accordance with paragraph (f); and

	(ii)	are subject to the access and provision of copies to the Director being (or being in the opinion of the board of directors of the company) for Permitted Purposes.

2.2	Nothing in clause 2.1 limits or restricts any other right the Director may have of access to Board Papers or other books and records of the company.

3.	DIRECTOR’S UNDERTAKING

The Director covenants with the company:

(a)           to observe at all times the same duties of confidentiality to the company in relation to the Board Papers as if the Director remained a director of the company except that the Director may disclose:

(i) Board Papers to any Director’s Adviser; and

(ii)           subject to paragraph (b), Board Papers or those parts of Board Papers relating to or connected with any Claim (including by the company) to third parties connected with or involved with such Claim.

(b)           in respect of any Board Papers which are Privileged Documents, that the Director will not waive the privilege or do any act or thing or omit to do any act or thing which will cause or result in that privilege being waived, extinguished or otherwise lost without the prior written consent of the company.

4.	INDEMNITY

4.1

Subject to clause 4.6, the company covenants with the Director to indemnify the Director, to the fullest extent permitted by law in accordance in all respects with article 19 of the Constitution (or the equivalent articles in force from time to time) as if the Director remained at all times a director of the company (whether or not this be the case).

4.2

Subject to clause 5.7, if the Director becomes liable to pay any amount for which the Director is or is entitled to be indemnified under this deed, the company must indemnify the Director by paying that amount to the person to which that amount is due within 30 days of the date on which the Director provides evidence satisfactory to the company that the Director is liable to pay that amount and is entitled to be indemnified under this deed.

4.3	It is not necessary for the Director to incur any expense or make any payment before enforcing the right of indemnity under clause 4.1.

4.4	Subject to this deed, the indemnification provided under clause 4.1:

	(i)	has effect in respect of Acts prior to the date of this deed and in respect of any liability which has been incurred prior to the date of this deed;

	(ii)	is irrevocable;

	(iii)	continues in full force and effect irrespective of one or more previous applications of the right to be indemnified;

(iv)

continues in full force and effect in relation to any Act occurring or arising during the Director’s period in office even if the Director has ceased to be a director of the company before a claim is made by the Director under this deed.

4.5

If the Director is insured or entitled to the benefit of any contract of insurance in respect of any liability, costs or expenses for which the Director is entitled to indemnification under this deed, the Director must make and pursue a claim under that insurance and, if the company has already made a payment under this deed in respect of that liability or those costs or expenses to which that insurance will respond, the Director must, forthwith upon receipt, pay or direct payment to the company of the proceeds of that insurance.

4.6

Nothing in this clause 4 gives rise to an agreement to indemnify the Director in respect of any liability arising out of conduct involving a lack of good faith on the part of the Director or any other Act in respect of which indemnification is proscribed by law.

5.	PROCEEDINGS

5.1	The company may, by written notice to the Director, do any one or more of the following in relation to any Claim :

	(i)	assume the conduct, or defence of the Claim;

	(ii)	institute a crossclaim or counterclaim to the Claim;

	(iii)	negotiate a settlement of the Claim;

	(iv)	agree to any form of alternative dispute resolution (including mediation) in relation to the Claim; or

	(v)	subject to clause 5.6, retain lawyers to act on behalf of both the Director and the company in relation to the Claim,

and if the company does any of the above, the conduct of the Claim will (to that extent) be under the management and control of the company or its insurers.

5.2

In undertaking any of the things permitted under clause 5.1, the company must, subject to any contrary direction from or requirement of its insurers, have regard to the principle that the reputation of the Director should not unnecessarily be injured.

5.3	The Director must:

	(i)	give notice to the company promptly upon becoming aware of any Claim against the Director that may give rise to a right to be indemnified under this deed;

	(ii)	take such action as the company reasonably requests, including action to avoid, dispute, resist, bring an appeal on, compromise or defend any Claim or any adjudication of any Claim;

	(iii)	not make any admission of liability in respect of or settle any Claim without the prior written consent of the company;

(iv)

upon request by the company, render all reasonable assistance and co-operation to the company in the conduct of any Claim including, without limitation, providing the company with any documents, authorities and directions that Westpac may reasonably require for the prosecution or advancement of any Claim, cross-claim or counterclaim that is, in the opinion of the Director acting reasonably and in good faith, lawful, true and not misleading; and

(v)

upon request by the company, do anything reasonably necessary or desirable to enable the company (so far as it is possible) to be subrogated to and enjoy the benefits of the Director’s rights in relation to any Claims against any third party and render such assistance as may be reasonably requested by the company for that purpose.

5.4

The Director is entitled to be reimbursed by the company for actual costs and expenses reasonably incurred by the Director in taking action pursuant to clause 5.3(ii) or providing assistance pursuant to clause 5.3 (iv) and (v).

5.5

Before compromising or settling any Claim, the company must give written notice to the Director of its intention to do so and of the proposed terms of that compromise or settlement and if, within such reasonable time as is specified in that notice, the Director objects to the proposed terms and states that the Director wishes to contest or continue the Claim, the company shall immediately relinquish to the Director conduct of the Claim and the company’s liability under this deed in respect of that Claim shall not exceed the amount for which the Claim could have been compromised or settled, at the time the notice was given by the company to the Director, on those proposed terms, inclusive of costs and expenses actually incurred up to that time.

5.6

Nothing in this deed prohibits the Director from engaging separate legal or other representation and participating in any Claim but any expenses incurred by the Director in so doing shall be paid or reimbursed by the company only to the extent that those expenses are:

	(i)	incurred prior to the company assuming conduct of that Claim;

	(ii)	incurred with the prior written authority of the company; or

(iii)

reasonable and are incurred in circumstances where the company has refused to authorise separate representation or participation and there is a reasonable likelihood that the interests of the Director and of the company would conflict were the same lawyers to act on behalf of both the Director and the company.

5.7

If the Director fails to perform an obligation referred to in clause 5.3 to the material prejudice of the company in relation to that Claim, the company is relieved from each and every obligation under this deed in respect of that Claim.

6.                                      PAYMENT OF COSTS BEFORE THE OUTCOME OF PROCEEDINGS IS KNOWN

6.1                                 Subject to clause 5.7, the company will at the request of the Director pay, or reimburse, the Director for all costs and expenses incurred by the Director in respect of any Claim provided that if it is determined (whether before or after the outcome of any proceedings (including any appeal) is known and whether civil, administrative or criminal) in relation to that Claim that the Director is not entitled to be indemnified under clause 4.1 in respect of those costs and expenses, the Director must, within 30 days of being so notified by the company, pay to the company all amounts previously paid or reimbursed by the company in respect of that Claim. The amount to be paid shall be set out in the notice and, in the absence of manifest error, shall be conclusive evidence of the amount to be paid.

6.2                                 Once it has been determined under clause 6.1 that the Director is not entitled to be indemnified under clause 4.1, the company shall have no further obligation to pay, or reimburse, the Director for any further costs, expenses or other liabilities in respect of that Claim, whether or not incurred prior to that determination being made.

7.                                      SEVERANCE

7.1                                 The parties agree that a construction of this deed that results in all provisions being enforceable is to be preferred to a construction that does not so result.

7.2                                 If, despite the application of clause 7.1, a provision of this deed is invalid, illegal or unenforceable:

(a)                                  if the provision would not be invalid, illegal or unenforceable if a word or words were omitted, that word or those words are severed; and

(b)                                 in any other case, the whole provision is severed,

and the remainder of this deed continues in force.

7.3                                 Clause 7.1 and clause 7.2 shall not be construed as permitting anything that would be contrary to public policy.

8.                                     NOTICES

8.1                                A party giving notice or other communication under this deed must do so in writing:

(a)                                   directed to the recipient’s address specified in this clause, as varied from time to time by notice from one party to the other; and

(b)                                hand delivered or sent by prepaid post or facsimile to that address.

The parties’ initial addresses and facsimile numbers are:

The company:	Richard Willcock
Group Secretary & General Counsel
Westpac Banking Corporation
Level 21, 275 Kent Street
Sydney NSW 2000
	Ph:	(02) 8253 3546
	Fax:	(02) 8253 3550

Director:	[ ]

8.2                                 A notice given in accordance with clause 8.1 is taken to be received:

(a)                                  if hand delivered, on delivery;

(b)                                 if sent by prepaid post, three Business Days after the date of posting;

(c)                                  if sent by facsimile, when the sender’s facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within eight (8) Business Hours after that transmission, the recipient informs the sender that it has not received the entire notice.

9.                                     GOVERNING LAW

This deed shall be governed by and construed in accordance with the law for the time being of New South Wales and the parties hereby submit to the courts of that State (and of all courts competent to hear appeals therefrom) in respect of all matters arising under this deed or relating to it.

Executed as a Deed

SIGNED SEALED AND DELIVERED for and on behalf of Director

in the presence of:

Witness (signature)	Director Signature

Name of witness (print)	Director Name

THE COMMON SEAL of WESTPAC BANKING CORPORATION was hereunto affixed by the authority of the Board of Directors and in the presence of:

Signature of Director	Signature of Director/Secretary

Name	Name